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NORTH AMERICAN SCIENTIFIC, INC.                                 Exhibit 11.1
CALCULATION OF EARNINGS PER COMMON SHARE



                                                  YEAR ENDED     YEAR ENDED
                                                 OCT. 31, 1997  OCT. 31, 1996

PRIMARY EARNINGS PER SHARE
--------------------------

Common shares outstanding at beginning of year     2,983,201      2,983,201

Exercise of stock options and warrants and
 issuance of shares                                  152,875

Common stock equivalents, net of treasury
 stock purchase                                      390,867              -
                                                  ----------     ----------

Weighted average number of shares outstanding      3,526,943      2,983,201
                                                  ==========     ==========

Net income                                        $  276,200     $  413,100

Net income per share                              $     0.08     $     0.14
                                                  ==========     ==========


The fully dilutive effect of common equivalent shares on the calculation of fully diluted earnings per share for the years ended October 31, 1997 and 1996 was not material.